Exhibit 99.1

VANTAGE DRILLING ANNOUNCES CLOSING OF

$100 MILLION OF 5.50% CONVERTIBLE SENIOR NOTES DUE 2043

HOUSTON, TX — 7/16/2013 — Vantage Drilling Company (“Vantage”) (NYSE MKT: VTG) announced today that it closed an offering of $100 million aggregate principal amount of 5.50% Convertible Senior Notes due 2043 (the “Notes”), including the exercise by the initial purchaser of the Notes of its option to purchase $15 million aggregate principal amount of additional Notes.

The Notes mature on July 15, 2043, unless earlier converted, redeemed or repurchased in accordance with the indenture governing the Notes. The Notes bear interest at a rate of 5.50% and are payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2014.

The Notes are convertible into Vantage’s ordinary shares, cash or a combination of ordinary shares and cash, at Vantage’s election, based upon an initial conversion rate of 418.6289 ordinary shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $2.39 per ordinary share). In addition, for conversions by holders after July 15, 2013 and prior to July 15, 2016, converting holders are entitled to a make whole payment upon conversion.

The Notes are subject to redemption by Vantage at its option on or after July 15, 2016 and before July 15, 2018 if the volume weighted average price of Vantage’s ordinary shares is greater than or equal to 150% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of redemption. In addition, Vantage may redeem the Notes at any time on and after July 15, 2018. In each case, the redemption purchase price is equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes are subject to repurchase by Vantage at the option of holders of the Notes on July 15, 2016 and on July 15, 2018 for cash at a price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Notes are Vantage’s senior, unsecured obligations, and rank senior in right of payment to all of Vantage’s existing and future subordinated indebtedness and equal in right of payment with any of Vantage’s other existing and future senior unsecured indebtedness, including Vantage’s 7.875% Senior Convertible Notes due 2042. The Notes are structurally subordinated to all debt and other liabilities of Vantage’s subsidiaries and are effectively junior to Vantage’s secured debt to the extent of the value of the assets securing such debt.

The net proceeds from the Notes are to be used by Vantage to fund the initial payment of $59.5 million under the construction contract for the Cobalt Explorer drillship and the remainder for general corporate purposes.

The Notes and the ordinary shares issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the Notes. Any offers of the Notes were made only by means of a confidential offering memorandum.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer, and the Tungsten Explorer, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.